                                                                  EXHIBIT (g)(2)

               PACIFIC GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
          RESTATED COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

-------------------------------------------------------------------------------------------------
                                                       Year ended December 31,
                                 -----------------------------------------------------------------
(dollars in thousands)              1994          1993         1992          1991         1990
--------------------------------------------------------------------------------------------------

Earnings:
 Net income                      $1,007,450    $1,065,495   $1,170,581    $1,026,392   $  987,170
 Adjustments for losses of
  consolidated less than
  100% owned affiliates and
  the Company's equity in
  undistributed loss
  (earnings) of
  unconsolidated affiliates          (2,764)        6,895       (3,349)       26,671       (2,799)
 Income tax expense                 836,767       901,890      895,126       851,534      881,647
 Net fixed charges                  730,965       821,166      802,198       776,682      812,568
                                 ----------    ----------   ----------    ----------   ----------
   Total Earnings                $2,572,418    $2,795,446   $2,864,556    $2,681,279   $2,678,586
                                 ==========    ==========   ==========    ==========   ==========
Fixed Charges:
  Interest on long-term debt     $  651,912    $  731,610   $  739,279    $  697,185   $  699,849
  Interest on short-term debt        77,295        87,819       61,182        77,760      110,982
  Interest on capital leases          1,758         1,737        1,737         1,737        1,737
  Capitalized Interest                2,660        46,055        6,511         6,107        7,214
                                 ----------    ----------   ----------    ----------   ----------
    Total Fixed Charges          $  733,625    $  867,221   $  808,709    $  782,789   $  819,782
                                 ==========    ==========   ==========    ==========   ==========
Ratios of Earnings to
 Fixed Charges                         3.51          3.22         3.54          3.43         3.27
-------------------------------------------------------------------------------------------------

Note: For the purpose of computing the Company's ratios of earnings to fixed charges, "earnings" represent net income adjusted for losses of consolidated less than 100% owned affiliates, the Company's equity in undistributed earnings or loss of unconsolidated affiliates, income taxes and fixed charges (excluding capitalized interest). "Fixed charges" consist of interest on short-term and long-term debt (including amounts capitalized and amortization of bond premium, discount and expense; and excluding interest on decommissioning trust funds [for which an equal amount of interest income is recorded]) and interest on capital leases.

                                                                  EXHIBIT (g)(2)

               PACIFIC GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

--------------------------------------------------------------------------------------------------------
                                 Six Months                     Year ended December 31,
                                    Ended      ---------------------------------------------------------
(dollars in thousands)          June 30, 1995    1994        1993        1992        1991        1990
--------------------------------------------------------------------------------------------------------
Earnings:
  Net income                      $  734,207  $1,007,450  $1,065,495  $1,170,581  $1,026,392  $  987,170
  Adjustments for minority
    interests in losses of
    less than 100% owned
    affiliates and the
    Company's equity in
    undistributed losses
    (income) of less than
    50% owned affiliates              (2,447)     (2,764)      6,895      (3,349)     26,671      (2,799)
  Income tax expense                 510,831     836,767     901,890     895,126     851,534     881,647
  Net fixed charges                  357,334     730,965     821,166     802,198     776,682     812,568
                                  ----------  ----------  ----------  ----------  ----------  ----------
      Total Earnings              $1,599,925  $2,572,418  $2,795,446  $2,864,556  $2,681,279  $2,678,586
                                  ==========  ==========  ==========  ==========  ==========  ==========
Fixed Charges:
  Interest on long-term
    debt                          $  324,572  $  651,912  $  731,610  $  739,279  $  697,185  $  699,849
  Interest on short-term
    borrowings                        31,536      77,295      87,819      61,182      77,760     110,982
  Interest on capital
    leases                             1,056       1,758       1,737       1,737       1,737       1,737
  Capitalized Interest                   173       2,660      46,055       6,511       6,107       7,214
  Pretax earnings required to
    cover the preferred stock
    dividend requirements of
    majority owned subsidiaries          288           -           -           -           -           -
                                  ----------  ----------  ----------  ----------  ----------  ----------
      Total Fixed
      Charges                     $  357,625  $  733,625  $  867,221  $  808,709  $  782,789  $  819,782
                                  ==========  ==========  ==========  ==========  ==========  ==========
Ratios of Earnings to
  Fixed Charges                         4.47        3.51        3.22        3.54        3.43        3.27

--------------------------------------------------------------------------------------------------------

Note: For the purpose of computing the Company's ratios of earnings to fixed charges, "earnings" represent net income adjusted for the minority interest in losses of less than 100% owned affiliates, the Company's equity in undistributed income or loss of less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest). "Fixed charges" include interest on long-term debt, short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest on capital leases and the pretax earnings required to cover the preferred stock dividend requirements of majority owned subsidiaries.